Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form 8-K/A of Stanley, Inc., of our report dated March 8, 2007, except for Notes 12 and 13, as to which the date is June 13, 2007, on our audit of the financial statements of Techrizon, LLC as of and for the year ended December 31, 2006.

/s/ BKD, LLP

Oklahoma City, Oklahoma
June 15, 2007